Exhibit 99.1

NEWS RELEASE

HECLA ACQUIRES ASSETS OF INDEPENDENCE LEAD MINES

FOR IMMEDIATE RELEASE

November 6, 2008

COEUR D’ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today announced it has acquired substantially all of the assets of Independence Lead Mines Company (ILM), located in northern Idaho’s Silver Valley. ILM shareholders voted overwhelmingly in favor of the transaction at an ILM meeting of shareholders on Monday, October 27, 2008, and the transaction was closed today. Included in the ILM assets are the West Independence property and ILM’s mining claims pertaining to the DIA agreement with Hecla regarding its Lucky Friday mine, which includes any future interest or royalty obligation to ILM. In exchange for the assets, Hecla has issued 6,936,884 shares of its common stock to ILM, who will distribute the shares to its shareholders. At today’s closing share price, the transaction was valued at $14.2 million.

          Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

          Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, Vice President – Investor and Public Relations, 208-769-4128

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612